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                                                                                                                  Exhibit 12.1

                                                     HRPT PROPERTIES TRUST
                                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                         (Dollars in thousands, except ratio amounts)


                               Six Months Ended June 30,                             Year Ended December 31,
                               -------------------------        -------------------------------------------------------------
                                  2001            2000            2000        1999         1998          1997        1996
                               -------------------------        -------------------------------------------------------------

Earnings:
   Income before equity in
     earnings (loss) of
     equity investments and
     extraordinary item        $  47,011       $  43,861        $ 109,486    $ 116,188    $ 136,756    $  97,230    $  64,701
  Fixed charges                   47,191          52,645          104,337       91,420       66,612       38,703       23,279
  Distributions from equity
     investments                  13,286          17,048           30,294       18,606       10,320        9,640        9,360
  Capitalized interest              (523)           (919)          (1,680)      (1,488)        (447)        (165)          --
                               ---------       ---------        ---------    ---------    ---------    ---------    ---------
Adjusted Earnings              $ 106,965       $ 112,635        $ 242,437    $ 224,726    $ 213,241    $ 145,408    $  97,340
                               =========       =========        =========    =========    =========    =========    =========

Fixed Charges:
  Interest expense             $  45,128       $  50,408        $ 100,074    $  87,470    $  64,326    $  36,766    $  22,545
  Amortization of deferred
     financing costs               1,540           1,318            2,583        2,462        1,839        1,772          734
  Capitalized interest               523             919            1,680        1,488          447          165           --
                               ---------       ---------        ---------    ---------    ---------    ---------    ---------
Total Fixed Charges            $  47,191       $  52,645        $ 104,337    $  91,420    $  66,612    $  38,703    $  23,279
                               =========       =========        =========    =========    =========    =========    =========

Ratio of Earnings to Fixed
  Charges                           2.3x            2.1x             2.3x         2.5x         3.2x         3.8x         4.2x
                               =========       =========        =========    =========    =========    =========    =========




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